Exhibit 99

ABATIX CORP. Reports Update

        DALLAS, Dec. 6 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced that the third party testing and analysis of most of the previously disclosed RapidCool(TM) product line has been substantially completed. This work was performed by two nationally-known testing companies, one which performed efficacy testing and related analyses and one which performed an environmental analysis. While there can be no assurance as to the impact these products may have on the sales and profitability of Abatix, the status of the products and results of the testing and analysis efforts are summarized below:

--	The Goodwin Group, the developer of RapidCool(TM), has claimed their products remove heat from fire, metal, wood and other surfaces. Testing performed indicates that certain RapidCool(TM) products significantly slow ignition of various combustible materials (wooden cribs, plywood boards and other cellulose materials), significantly reduce the “heat release rate” in connection with fires, and significantly slow the heat conduction rate.

--	The Goodwin Group has claimed their product suppresses fire with less water and manpower. Actual field tests observed by Abatix and performed by fire department personnel appeared to confirm this claim. Our third party laboratory and other testing on the RapidCool(TM) fire suppressant did not provide reliable evidence to validate or invalidate this claim. Because testing to date has been inconclusive, Abatix does not presently intend to bring the RapidCool(TM) fire suppressants to market until third party testing confirms their efficacy.

--	The Goodwin Group has claimed that skin treated with their burn cream heals more quickly and that the product is “FDA Approved.” While the manufacturer of the burn cream has stated that the burn cream meets an FDA monograph and therefore can be marketed as “FDA Approved,” the Company has decided not to market the burn cream at this time. Currently, Abatix believes it is not in its best interest to spend the large sum of money to (1) verify the burn cream meets the applicable FDA monograph and/or (2) perform the medical testing to validate Goodwin Group’s efficacy claim.

--	The Goodwin Group has claimed that trees and other combustible materials treated with RapidCool(TM) refuse to ignite. Videos provided by the Goodwin Group showing field tests reportedly performed by fire department personnel appeared to confirm this claim. Additionally, Abatix employees witnessed actual field tests (some of which were performed by fire department personnel) which appeared to indicate that the ignition of various combustible materials was significantly delayed after the application of RapidCool(TM). Third party testing further revealed that, when treated with RapidCool(TM), the ignition of various combustible materials (wooden cribs, plywood boards and other cellulose materials) was significantly delayed. Abatix expects third party testing to be performed on trees at a later date. Based on the above test results, Abatix intends to market all RapidCool(TM) fire retardant products, other than the Christmas Tree Fire Retardant and the Christmas Tree Protectant, for general use on combustible materials other than trees.

--	The Goodwin Group has claimed that expensive tool components treated with RapidCool(TM) generally have an extended life. Third party testing verified this claim.

--	The Goodwin Group has claimed their products are environmentally responsible, non-toxic, non-hazardous and biodegradable. A third party environmental analysis has reported the following:

--	16 of 20 RapidCool(TM) products evaluated were reported to be non-toxic. Four products (a machining coolant and lubricant; a metal conditioner; an industrial coolant; and a cleaner/degreaser) were reported to have low toxicity.

--	All 20 products evaluated were reported to be non-hazardous.

--	17 of the 20 products evaluated were reported to be biodegradable. The machining coolant and lubricant and the metal conditioner were reported to be biodegradable, except for their petroleum components. While the cleaner/degreaser is not fully biodegradable, the third party environmental analysis indicates it should not negatively impact the environment in any significant way, if used in accordance with the product labels and the Material Safety Data Sheets.

--	Abatix believes the RapidCool(TM) products should present no problems to users of those products, if they are used in accordance with the product labels and Material Safety Data Sheets.

--	Based on the above efficacy tests and environmental analysis, Abatix intends to market (in addition to the fire retardant products mentioned above) certain RapidCool(TM) welding and industrial products.

        Except for the historical information contained herein, the matters and comments set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are, but not limited to, the following: the market is unreceptive or unwilling to pay for a new product, a competitive product exists or is developed that outperforms the RapidCool(TM) line of products, patent applications are denied or are not assigned; inability to hire and train quality people or retain current employees; changes in interest rates; or negative effects from investor issues.

        ABATIX CORP. is a full line supplier to the construction tool, industrial safety, hazardous materials, and environmental industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

SOURCE ABATIX CORP.

        -0-                                                   12/06/2004

        /CONTACT: Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X or
+1-888-222-8499, or fcinatl@abatix.com /

        /Web site: http://www.abatix.com /
        (ABIX)

CO: ABATIX CORP.; Goodwin Group
ST: Texas
IN: ENV HEA MTC OTC
SU: SVY